Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Hassett, SVP Investor Relations
(856) 768-4936	(610) 642-8253

David Stern Joins A.C. Moore
as Chief Financial Officer

Berlin, New Jersey, May 18, 2009 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced that David Stern will join the Company as its Executive Vice President and Chief Financial Officer effective June 8, 2009.

Rick A. Lepley, Chief Executive Officer, said, “I am very pleased that David has decided to join A.C. Moore. David has an impressive financial background and solid experience with large multi-store retailers. He will be an integral member of our senior management team.”

Most recently, Mr. Stern, 42, served as the Divisional Vice President, Financial Planning and Analysis for Coldwater Creek Inc., the Nasdaq-traded specialty retailer with approximately 350 retail stores in 48 states. He joined Coldwater Creek in 2007 as its Divisional Vice President, Corporate Controller. Prior to Coldwater Creek, Mr. Stern was Chief Financial Officer for Petro Services, Inc., a $500 million convenience store retailer with approximately 150 locations, a position he held from 2000 to 2007.

Mr. Stern said, “I am extremely impressed with A.C. Moore’s strategic plans. I believe the Company has taken the right steps to build a solid foundation for the future and I look forward to helping execute the Company’s turnaround.”

Mr. Stern has a B.S. Accounting from University of Maryland and an M.B.A. from Wake Forest University.

He will report directly to the Chief Executive Officer.

A.C. Moore
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 133 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on current expectations and assumptions of A.C. Moore Arts & Crafts, Inc. (“A.C. Moore,” the “Company”, “we,” “our” or “us”) as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, our ability to increase the number of stores we operate and the profitability of existing stores, how well we manage our growth, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the impact of the threat of terrorist attacks and war and other risks detailed in the Company’s Securities and Exchange Commission filings, including but not limited to, A.C. Moore’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.